Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Investor Relations

Telephone:  (435) 634-3203

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     February 12, 2015

SKYWEST, INC. ANNOUNCES FOURTH QUARTER 2014 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported financial and operating results for the quarter ended December 31, 2014.  Highlights are as follows:

Excluding special items, SkyWest’s pre-tax income was $33.5 million for the December 2014 quarter, an increase of $18.4 million over the December 2013 quarter.  SkyWest’s net loss, including special items, was $(27.9) million, or $(0.54) per diluted share, for the December 2014 quarter, compared to net income of $8.6 million, or $0.17 per diluted share, for the December 2013 quarter.

The December 2014 quarter includes special item expenses of $70.0 million pre-tax ($43.6 million after-tax) due to the accelerated retirement of SkyWest’s EMB-120 turboprop aircraft and a code-share agreement modification that shortened the contract term for ExpressJet’s operation of the ERJ145 aircraft type.

SkyWest’s pre-tax income for the December 2014 quarter, excluding special items, increased 122% from the December 2013 quarter, despite a 6.6% reduction in departures and a 4.4% reduction in completed block hours, from the December 2013 quarter.  Excluding the special items, the increase in pre-tax income from the December 2013 quarter was primarily due to higher unit revenue from new and renewed flying arrangements at improved rates as described in more detail below.

For the 2014 year, SkyWest’s pre-tax income, excluding special items, was $58.4 million, compared to $98.5 million for the 2013 year.  SkyWest’s net loss, including special items, was $(24.2) million, or $(0.47) per diluted share, for the 2014 year, compared to net income of $59.0 million, or $1.12 per diluted share, for the 2013 year.

•                  Significant operational and commercial items related to the December 2014 quarter include:

•                  SkyWest Airlines took delivery of six E175 aircraft during the quarter under its flying contract with United, which resulted in a total of 20 E175 deliveries for calendar 2014.  SkyWest is scheduled to take delivery of the remaining 20 E175s under its United agreement during the first three quarters of 2015.

•                  SkyWest Airlines reached an agreement with Alaska to operate seven new E175 aircraft with deliveries scheduled between the third quarter of 2015 and the first quarter of 2016.

•                  SkyWest Airlines reached an agreement with Delta to operate 12 additional used CRJ200 aircraft that SkyWest Airlines intends to lease from Delta.  The aircraft deliveries started in December 2014 and are scheduled to continue through the second quarter of 2015.

•                  SkyWest Airlines started the removal of 43 EMB-120 turboprop aircraft from service and is expected to be an all-jet operator by the conclusion of the second quarter of 2015.  As of December 31, 2014, SkyWest owned 18 EMB-120s and leased 25 EMB-120s.

•                  For the second consecutive quarter, ExpressJet’s operational reliability improved year-over-year to a 99.6% adjusted completion rate for the December 2014 quarter compared to 99.1% for the December 2013 quarter.

•                  ExpressJet reached an agreement with American to operate 15 used ERJ145 aircraft that ExpressJet intends to lease from American.  The American ERJ145 operation is scheduled to begin during the first quarter of 2015.

•                  ExpressJet removed 10 ERJ145s from its United flying contract during the fourth quarter of 2014 and is returning the aircraft to United.  ExpressJet removed a total of 26 ERJ145s from its United flying contract during the 2014 year.  Additionally, 59 ERJ145s and nine ERJ135s are scheduled to be removed from service during 2015 and to be returned to United.  As of December 31, 2014, ExpressJet had 216 ERJ145s and nine ERJ135s operating under the United ERJ contract.

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO said, “SkyWest made significant progress in executing our long-term strategy in the fourth quarter, including reducing the total number of unprofitable aircraft and flying over time.  We expect these changes to continue through 2017, as we continue to work with our major airline partners to meet their needs with larger RJ opportunities during that same period.  We expect that reducing our total fleet count while improving the overall fleet composition will put us on a path of continued financial and operational improvement.”

•                  Other financial items related to the December 2014 quarter include:

•                  Total operating revenues, excluding the direct reimbursements for items such as fuel, landing fees, station rents, and engine maintenance received under the flying contracts, increased by approximately $19 million during the December 2014 quarter from the December 2013 quarter.  The improvement was primarily due to the new E175 aircraft operations, improvements in certain contract renewals, increased government subsidies for operating certain routes and financial incentives for operating performance under our flying contracts.

•                  Special item expenses (reflected in operating expenses) during the quarter included $70 million (pre-tax) associated with the accelerated removal of the EMB-120 aircraft and anticipated reduction in the future use of the ERJ145 aircraft, of which approximately $60 million consisted of non-cash write down of asset values and approximately $10 million consisted of obligations resulting from the accelerated removal of leased aircraft from service.

•                  Total operating expenses, after excluding expenses subject to direct reimbursement under the contract flying arrangements and special items, remained essentially constant during the December 2014 quarter from the December 2013 quarter.

•                  Capital and liquidity items related to the 2014 year include:

•                  SkyWest had $559 million in cash and marketable securities at December 31, 2014.  Cash and marketable securities decreased $111 million during 2014 primarily due to SkyWest’s investment of $82 million towards the E175 ownership and $42 million to acquire E175 spare parts, engines and tooling.

•                  Long-term debt increased $275 million from December 31, 2013 to December 31, 2014.  The increase was primarily due to the issuance of $454 million of long-term debt for the 20 E175 aircraft delivered in 2014, partially offset by principal payments made on total outstanding debt.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, Inc. (“SkyWest Airlines”), also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express under contractual agreements with United Airlines, Inc. (“United”), Delta Air Lines, Inc. (“Delta”), American Airlines, Inc. (“American”) and US Airways, Inc., respectively.  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle under contractual agreements with United, Delta and American, respectively. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,600 daily departures and a fleet of approximately 749 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet

Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
OPERATING REVENUES:
Passenger	$795,946	$790,642	$3,168,000	$3,239,525
Ground handling and other	17,909	13,726	69,447	58,200
Total operating revenues	813,855	804,368	3,237,447	3,297,725

OPERATING EXPENSES:
Salaries, wages and benefits	313,902	306,682	1,258,155	1,211,307
Aircraft maintenance, materials and repairs	172,868	170,875	682,773	686,381
Aircraft rentals	72,652	80,029	305,334	325,360
Special items	69,977	—	74,777	—
Depreciation and amortization	67,253	61,696	259,642	245,005
Aircraft fuel	38,828	47,374	193,247	193,513
Ground handling services	23,471	30,885	123,917	129,119
Station rentals and landing fees	14,295	14,129	51,024	114,688
Other operating expenses	60,309	61,878	263,730	239,241
Total operating expenses	833,555	773,548	3,212,599	3,144,614
OPERATING INCOME (LOSS)	(19,700)	30,820	24,848	153,111

OTHER INCOME (EXPENSE):

Interest income	488	526	4,096	3,689
Interest expense	(17,299)	(16,168)	(65,995)	(68,658)
Other, net	—	(87)	20,708	10,390
Total other expense, net	(16,811)	(15,729)	(41,191)	(54,579)

INCOME (LOSS) BEFORE INCOME TAXES	(36,511)	15,091	(16,343)	98,532
PROVISION (BENEFIT) FOR INCOME TAXES	(8,644)	6,482	7,811	39,576
NET INCOME (LOSS)	$(27,867)	$8,609	$(24,154)	$58,956

BASIC EARNINGS (LOSS) PER SHARE	$(0.54)	$0.17	$(0.47)	$1.14
DILUTED EARNINGS (LOSS) PER SHARE	$(0.54)	$0.17	$(0.47)	$1.12

Weighted average common shares:
Basic	51,174	51,228	51,237	51,688
Diluted	51,174	52,034	51,237	52,422

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
Cash, restricted cash, and marketable securities	$559,130	$670,094
Other current assets	731,873	794,343
Total current assets	$1,291,003	$1,464,437

Property and equipment, net	2,981,188	2,611,793
Deposit on aircraft	40,000	40,000
Other long term assets	97,737	116,989
Total assets	$4,409,928	$4,233,219

Current liabilities	$684,355	$620,464
Long-term liabilities	2,325,227	2,177,816
Stockholders’ equity	1,400,346	1,434,939
Total liabilities and stockholder’s equity	$4,409,928	$4,233,219

Unaudited Operating Highlights

Operating Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014	2013	% Change		2014	2013	% Change
Passengers carried	14,339,705	14,829,568	(3.3)%		58,962,010	60,581,948	(2.7)%
Revenue passenger miles (000)	7,715,787	7,931,065	(2.7)%		31,499,397	31,834,735	(1.1)%
Available seat miles (000)	9,452,653	9,692,466	(2.5)%		38,220,150	39,207,910	(2.5)%
Block hours	559,143	584,594	(4.4)%		2,275,560	2,380,118	(4.4)%
Departures	327,835	350,800	(6.6)%		1,357,454	1,453,601	(6.6)%
Passenger load factor	81.6%	81.8%	(0.2	)pts	82.4%	81.2%	1.2	pts
Passenger breakeven load factor	85.3%	80.3%	5.0	pts	83.4%	79.1%	4.3	pts
Yield per revenue passenger mile	$0.103	$0.100	3.0%		$0.101	$0.102	(1.0)%
Revenue per available seat mile	$0.086	$0.083	3.6%		$0.085	$0.084	1.2%
Cost per available seat mile	$0.090	$0.081	11.1%		$0.086	$0.082	4.9%
Fuel cost per available seat mile	$0.004	$0.005	(20.0)%		$0.005	$0.005	—
Average passenger trip length	538	535	0.6%		534	525	1.7%

2015 Quarterly Fleet, Block Hour and ASM Production

	As of March 31, 2015	As of June 30, 2015	As of September 30, 2015	As of December 31, 2015
	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Fleet Summary **
Regional Jets:
50 seats	432	425	409	389
65-76 seats	226	236	246	247
	658	661	655	636
Turbo props:
30 seats	13	—	—	—

Totals	671	661	655	636

** Available for service

	Q1 15	Q2 15	Q3 15	Q4 15	Totals
	(Estimate)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Block hour production	515,800	527,700	523,400	496,500	2,063,400
ASM production	8.6b	9.2b	9.2b	8.7b	35.7b